Exhibit 99.1

CervoMed Announces Up to $149.4 Million Private Placement Financing Joined by Leading Healthcare Investors

Funding from new investors, including RA Capital Management, Armistice Capital, Special Situations Funds and Soleus Capital

$50 million financing upfront with up to an additional $99.4 million tied to exercise of warrants

Pro forma cash and cash equivalents from upfront proceeds expected to provide runway through the end of 2025

Boston – March 28, 2024 – CervoMed Inc. (NASDAQ: CRVO), a clinical-stage company focused on developing treatments for age-related neurologic disorders (the “Company”), today announced that it has entered into a definitive securities purchase agreement for a private placement to sell an aggregate of 2,532,285 units (the “Units”), each Unit comprised of (i) (A) one share of its common stock or (B) one pre-funded warrant to purchase shares of its common stock, and in each case, (ii) one Series A warrant to purchase shares of its common stock to a select group of institutional and accredited healthcare specialist investors in a private placement. A Unit comprised of one share of common stock and one Series A warrant shall have a purchase price of $19.745 and a Unit comprised of one pre-funded warrant and one Series A warrant shall have a purchase price of $19.744.

The pre-funded warrants have an exercise price of $0.001 per share, will be immediately exercisable and will not expire. The Series A warrants have an exercise price of $39.24 per share, representing a 100% premium to the last sale, will be immediately exercisable, and will expire at the earlier of (i) April 1, 2027 or (ii) 180 days after the date that the Company makes a public announcement of positive top-line data from the Company’s Phase 2b RewinD-LB clinical trial evaluating neflamapimod for treatment of patients with dementia with Lewy bodies (“DLB”).

The Company anticipates the possible gross proceeds from the private placement to be approximately $50 million, before deducting any offering-related fees and expenses, and up to an additional approximately $99.4 million in gross proceeds if the Series A warrants are fully exercised for cash. The private placement is expected to close on or about April 1, 2024, subject to customary closing conditions.

The financing is being led by RA Capital Management and includes participation from other new institutional investors, including Armistice Capital, Special Situations Funds and Soleus Capital.

Morgan Stanley and Canaccord Genuity are acting as placement agents for the private placement. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as a financial advisor to the Company.

The Company intends to use the net proceeds from the proposed financing to fund research and development of its clinical-stage product candidate, neflamapimod, working capital and general corporate purposes. The upfront proceeds from this financing, combined with current cash and cash equivalents but excluding any additional proceeds that may be received upon the exercise of Series A warrants, are expected to fund current operations through the end of 2025.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Pursuant to the securities purchase agreement, the Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the pre-funded warrants and Series A warrants issued in the private placement no later than the 60th day after the closing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About CervoMed

CervoMed is a clinical-stage company focused on developing treatments for age-related neurologic disorders. The company is currently developing neflamapimod, an investigational orally administered small molecule brain penetrant that inhibits p38MAP kinase alpha (p38a). Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that cause disease in DLB and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b clinical trial in patients with DLB.

Forward-Looking Statements
This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to, the timing, size and expectation of the closing of the private placement; expectations regarding market conditions, the satisfaction of customary closing conditions related to the private placement and the anticipated use of proceeds therefrom; the achievement of clinical and development milestones, including the completion and achievement of primary endpoints of the Company’s Phase 2b clinical trial; and projected cash runway. Terms such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," "potential" or other words that convey uncertainty of future events or outcomes may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company's control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the satisfaction of the closing conditions to and consummation of the Company’s anticipated private placement; the Company's available cash resources and the availability of additional funds on acceptable terms; the results of the Company’s clinical trials; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the U.S. Food and Drug Administration; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the three-month period ended September 30, 2023 filed with the SEC on November 13, 2023, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Investor Contact:
PJ Kelleher
LifeSci Advisors
Investors@cervomed.com
617-430-7579